EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Posts Record First Quarter Sales and Profits
Earnings Increase 60.8 Percent; Order Backlog Up 37.6 Percent

CHARLOTTE, Michigan, May 1, 2007 - Spartan Motors, Inc. (NASDAQ: SPAR) reported record quarterly results, including a 37.8 percent year-over-year increase in net sales and a 60.8 percent year-over-year increase in net earnings for the first quarter ended March 31, 2007.

Spartan, a leading manufacturer of custom vehicle chassis and emergency-rescue vehicles, said net earnings grew to a record $7.2 million, or $0.33 per diluted share, on net sales of $142.9 million in the 2007 first quarter, compared with net earnings of $4.5 million, or $0.23 per diluted share, on net sales of $103.7 million in the first quarter of 2006.

Spartan attributed its strong profitability to improved execution of its strategic plan within its various markets. All financial information includes the adjustment for the Company's 3-for-2 stock split in Dec. 2006.

"We have begun 2007 in an excellent position, encouraged by our best-ever quarterly results on both the top and bottom line and thankful for our success," said John Sztykiel, president and CEO of Spartan Motors. "In addition, we are in the process of adding three manufacturing facilities to our Spartan Chassis operations, expanding our production capacity to allow us to capitalize on our growing backlog and become more effective and efficient in our execution.

"Though the RV industry is currently doing well and our sales and backlog for motorhome chassis increased in the first quarter of 2007 compared to the fourth quarter of 2006, we do have some concerns about the future impact of rising fuel prices on the overall RV market."

Spartan's gross margin improved to 17.3 percent in the first quarter of 2007, compared with 16.2 percent for the same period in 2006 and 16.8 percent in the fourth quarter of 2006, reflecting higher sales and improved product mix, overhead utilization and labor efficiencies. Operating margin also improved to 8.0 percent in the first quarter of 2007, compared with 6.6 percent in the same quarter of 2006.

Spartan Motors' consolidated backlog increased 37.6 percent over the same period of last year to approximately $250.1 million as of March 31, 2007, the largest backlog in company history. Spartan Motors anticipates filling its current backlog orders by the end of 2007.

"We are confident that our innovation, speed to market and current momentum in each business unit will help us grow market share in our existing products and support our new product initiatives during the remainder of 2007," Sztykiel said.

"We are expanding on a company-wide basis, but also have the market trend-winds at our backs. The aging U.S. population, with 11,000 Americans turning 50 each day, remains an opportunity for the RV and ambulance markets. More than 70 percent of U.S. casualties in Iraq are from improvised explosive devices (IEDs) and mine-resistant ambush-protected vehicles are protecting our troops from IEDs on the

-more-

Spartan Motors / Page 2 of 6

battlefield. Every 32 seconds there is an 'all-hazards, first-response call' to a U.S. fire department and this level is increasing, expanding the market for our emergency-rescue products."

On a consolidated basis, Spartan posted its best-ever quarterly return on invested capital (ROIC) of 25.7 percent in the first quarter of 2007, a 17.9 percent increase compared to ROIC of 21.8 percent for the same quarter in 2006. (Spartan defines return on invested capital as operating income less taxes, on an annualized basis, divided by total shareholders' equity.) ROIC for 2006 was 15.7 percent compared to ROIC of 10.4 percent in 2005.

The Company ended the quarter with $21.1 million in long-term debt, which includes financing for Spartan Chassis' new and renovated facilities and growth in working capital to support its increased sales. Spartan reported $1.3 million in cash and cash equivalents at the end of the first quarter of 2007.

"I want to thank of all of our team members at Spartan Chassis, Crimson Fire, Crimson Fire Aerials and Road Rescue for their focus on becoming efficient and effective," Sztykiel said.

Spartan Chassis
Sales at Spartan Chassis, the company's largest operating unit, increased 44.5 percent to $128.0 million, or 86.0 percent of Spartan Motors' total sales. Earnings at Spartan Chassis improved 50.0 percent in the current first quarter compared to the same quarter of last year , and the unit's backlog as of March 31, 2007 increased 52.4 percent compared to last year.

Sales of fire truck chassis increased 37.5 percent in the first quarter of 2007 compared to last year. Backlog for fire truck chassis at the end of the first quarter was $84.4 million, a 22.3 percent increase compared with last year. Other product sales, including specialty vehicle chassis and Spartan's subcontracts for military vehicle customers, increased 251.6 percent in the first quarter of 2007, and backlog for specialty vehicles increased 625.6 percent to $53.2 million as of March 31, 2007.

Spartan's RV chassis sales increased 2.9 percent in the first quarter, driven in part by an 8.0 percent increase in industry wholesale shipments for Class A motorhomes in the first two months of 2007, the latest industry data available from the Recreational Vehicle Industry Association (RVIA). Backlog for RV chassis decreased 2.5 percent year-over-year to $37.7 million as of March 31, 2007, though it increased 33.6 percent compared to RV chassis backlog at the end of the fourth quarter of 2006.

"Spartan Chassis as a whole continues to execute, as evidenced by its increasing profitability, while also growing market share, as seen in our record backlog," said Sztykiel. "Industry shipments for motorhomes increased in early 2007. This momentum may offset the possibility of higher fuel prices as we move into early summer. As we continue to pursue market share in RV, we expect to continue to see increased sales as more OEMs adopt a Spartan chassis as their platform."

Sztykiel continued: "Spartan Chassis unveiled a new product system at FDIC 2007 allowing fire truck customers to customize every chassis from two base models of chassis. This platform concept is a first for the industry, and we believe it will eventually become an industry standard, as it provides the customer with exactly what they want at greater operational efficiency.

"We also received several large orders from our military vehicle strategic partners in the last several months, including those for the important Mine Resistant Ambush Protected (MRAP) program, and we remain optimistic about our prospects as a supplier to this new market."

Emergency Vehicle Team (EVTeam)
Spartan's EVTeam operating unit, consisting of its Crimson Fire, Crimson Fire Aerials and Road Rescue subsidiaries, reported a sales increase of 8.6 percent in the 2007 first quarter, as compared to the same quarter of 2006. The EVTeam reported backlog of $74.8 million at the end of the quarter, a 12.1 percent increase compared to the unit's backlog in the first quarter of 2006.

Spartan Motors / Page 3 of 6

"The first quarter was another step in the right direction for the EVTeam," Sztykiel said. "Our chassis production constraint affecting Crimson Fire and Crimson Fire Aerials will be solved by our new Spartan cab and chassis plant opening in the next month. All three EVTeam companies had several new products on display at FDIC 2007, including Crimson Fire Aerial's new, cost-effective Boomer, which is targeted to the 25,000 fire departments in the U.S. that do not have an aerial or waterway device due to cost."

Conference Call, Webcast and Presentation
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit http://www.spartanmotors.com/webcasts.asp.

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance, emergency-rescue and specialty vehicle markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,100 at facilities in Michigan, Pennsylvania, South Carolina, and South Dakota. Spartan reported sales of $445 million in 2006 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

###

CONTACT:

John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / rmcgrath@lambert-edwards.com

Spartan Motors / Page 4 of 6

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	March 31, 2007	December 31, 2006
	$-000	$-000

ASSETS
Current assets:
Cash and cash equivalents	$1,291	$13,835
Accounts receivable, net	79,243	62,620
Inventories	72,793	64,173
Deferred income tax assets	4,371	4,567
Deposits on engines	4,742	10,900
Other current assets	1,706	1,882
Total current assets	164,146	157,977

Property, plant and equipment, net	35,874	29,659
Goodwill	2,457	2,457
Other assets	521	555

Total assets	$202,998	$190,648

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$36,324	$30,704
Accrued warranty	8,192	6,381
Accrued compensation and related taxes	4,760	7,712
Accrued vacation	1,689	1,483
Accrued customer rebates	2,386	3,471
Deposits from customers	7,139	7,465
Taxes on income	2,106	1,566
Other current liabilities and accrued expenses	3,796	2,591
Current portion of long-term debt	521	521
Total current liabilities	67,913	61,894

Long-term debt, less current portion	21,126	25,218
Other non-current liabilities	972	-
Deferred income tax liabilities	89	355

Shareholders' equity:
Common stock	215	211
Additional paid in capital	58,177	54,339
Retained earnings	55,506	48,631
Accumulated other comprehensive loss		-
Total shareholders' equity	113,898	103,181

Total liabilities and shareholders' equity	$202,998	$190,648

Spartan Motors / Page 5 of 6

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Statements of Operations Three Months Ended March 31, 2007 and 2006

	March 31, 2007		March 31, 2006
	$-000-%		$-000-%

Sales	142,882		103,666
Cost of Products Sold	118,190		86,898
Gross Profit	24,692	17.3	16,768	16.2

Operating Expenses:
Research and Development	3,790	2.7	2,845	2.8
Selling, General and Administrative	9,482	6.6	7,056	6.8
Total Operating Expenses	13,272	9.3	9,901	9.6

Operating Income	11,420	8.0	6,867	6.6

Other Income (Expense):
Interest Expense	(246)	(0.2)	(56)	(0.1)
Interest and Other Income	137	0.1	304	0.3
Total Other Income (Expense)	(109)	(0.1)	248	0.2

Earnings before Taxes on Income	11,311	7.9	7,115	6.8

Taxes on Income	4,104	2.9	2,634	2.5

Net Earnings	7,207	5.0	4,481	4.3

Basic Net Earnings per Share	0.34		0.24

Diluted Net Earnings per Share	0.33		0.23

Basic Weighted Average Common Shares Outstanding	21,103		18,924

Diluted Weighted Average Common Shares Outstanding	21,740		19,178

Spartan Motors / Page 6 of 6

Spartan Motors, Inc. and Subsidiaries Sales and Other Financial Information by Business Segment Quarter Ended March 31, 2007

Three Months Ended March 31, 2007 (amounts in thousands)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	56,154			56,154
Fire Truck Chassis Sales	30,624		(6,531)	24,093
EVTeam Product Sales		21,400		21,400
Other Product Sales	41,235			41,235

Total Net Sales	128,013	21,400	(6,531)	142,882

Interest Expense (Income)		308	(62)	246
Depreciation Expense	385	309	130	824
Segment Net Earnings (Loss)	8,360	(722)	(431)	7,207

Three Months Ended March 31, 2006 (amounts in thousands)
	Business Segments
	Chassis	EVTeam	Other	Consolidated

Motorhome Chassis Sales	54,570			54,570
Fire Truck Chassis Sales	22,277		(4,608)	17,669
EVTeam Product Sales		19,698		19,698
Other Product Sales	11,729			11,729

Total Net Sales	88,576	19,698	(4,608)	103,666

Interest Expense (Income)	1	158	(103)	56
Depreciation Expense	229	305	109	643
Segment Net Earnings (Loss)	5,572	(832)	(259)	4,481

Period End Backlog (amounts in thousands)
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007

Motorhome Chassis *	38,640	29,141	27,416	28,198	37,679
Fire Truck Chassis *	69,008	112,874	81,889	84,445	84,416
Other Product *	7,329	31,636	56,175	49,729	53,178
Total Chassis	114,977	173,651	165,480	162,372	175,273
EVTeam Product *	66,741	68,176	65,387	69,715	74,843

Total Backlog	181,718	241,827	230,867	232,087	250,116

* Anticipated time to fill backlog orders; 2 months or less for motorhome chassis and 4-10 months for fire truck chassis, other product and EVTeam product